Exhibit 10.3

STOCK OPTION GRANT

This STOCK OPTION GRANT, dated as of January _____, 2022 is delivered by Fourth Wave Energy, Inc., a Nevada corporation (the “Company”) to _______________________, an individual resident of ____________________ (the “Employee”).

RECITALS

A.	The Board of Directors of the Company has decided to make a stock option grant to Employee as part of the consideration payable to Employee pursuant to an Employee Agreement between the Company and Employee dated even herewith (the “Employment Agreement”).

B.	The Board of the Company has approved the Employment Agreement and the grant of the options included in the Employment Agreement.

NOW, THEREFORE, the parties to this Employment Agreement, intending to be legally bound hereby, agree as follows:

1.                   Grant of Option.  Subject to the terms and conditions set forth in this Stock Option Grant, the Company hereby grants to the Employee an option (“Option”) to purchase _________ shares of common stock of the Company (“Option Shares”) at an exercise price of $____ per Share (the “Option Price”). The Option shall become exercisable according to Paragraph 2 below.

2.                   Exercisability of Option.  The option shall be a non-qualified option and shall become vested and exercisable immediately.

3.                   Term of Option.  The stated expiration date of the option shall be the five (5) year anniversary of the date hereof, subject to earlier termination as provided under the Employment Agreement.

4.                   Exercise Procedures.

(a)                Subject to the provisions of Paragraphs 2 and 3 above, the Employee may exercise part or all of the exercisable Option by giving the Board written notice of intent to exercise in the manner provided in this Stock Option Grant, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Employee shall pay the exercise price (i) in cash, or (ii) in the event the Company’s common Stock is publicly traded, with the approval of the Board, by delivering Shares of the Company which shall be valued at their Fair Market Value (as defined below) on the date of delivery, or (iii) with the approval of the Board, by a combination of (i) and (ii). Fair Market Value of a share of Common Stock as of a particular date (the “Determination Date”) shall mean: (i) If the Company's Common Stock is traded on an exchange or is quoted on the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange or the American Stock Exchange, then the average of the closing sale prices of the Common Stock for the five (5) trading days immediately prior to (but not including) the Determination Date; or (ii) If the Company's Common Stock is not traded on an exchange or on the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange or NYSE MKT, but is traded on the OTC Markets or in the over-the-counter market, then the average of the closing bid and ask prices reported for the five (5) trading days immediately prior to (but not including) the Determination Date.

(b)                The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Employee represent that the Employee is purchasing Shares for the Employee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Board deems appropriate. The Company shall withhold amounts required to be withheld for any taxes, if applicable. Subject to Board approval, the Employee may elect to satisfy any income tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

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5.                   Reservation of Common Stock. The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 5, out of the authorized and unissued shares of Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by this Option. The Company agrees that all Option Shares issued upon due exercise of the Option shall be, at the time of delivery of the certificates for such Option Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

6.                   Adjustments. Subject and pursuant to the provisions of this Section 6, the Option Price and number of Option Shares subject to this Option shall be subject to adjustment from time to time as set forth hereinafter.

(a)                If the Company shall, at any time or from time to time while this Option is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then (i) the Option Price in effect immediately prior to the date on which such change shall become effective shall be adjusted by multiplying such Option Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such change and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such change and (ii) the number of Option Shares purchasable upon exercise of this Option shall be adjusted by multiplying the number of Option Shares purchasable upon exercise of this Option immediately prior to the date on which such change shall become effective by a fraction, the numerator of which is shall be the Option Price in effect immediately prior to the date on which such change shall become effective and the denominator of which shall be the Option Price in effect immediately after giving effect to such change, calculated in accordance with clause (i) above. Such adjustments shall be made successively whenever any event listed above shall occur.

(b)                In case the Company shall do any of the following (each, a “Triggering Event”): (i) consolidate or merge with or into any other Person (as defined below) and the Company shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, any capital stock of the Company shall be changed into or exchanged for securities of any other Person or cash or any other property, or (iii) transfer all or substantially all of its properties or assets to any other Person, or (iv) effect a capital reorganization or reclassification of its capital stock, then, and in the case of each such Triggering Event, proper provision shall be made to the Option Price and the number of Option Shares that may be purchased upon exercise of this Option so that, upon the basis and the terms and in the manner provided in this Option, the Optionholder of this Option shall be entitled upon the exercise hereof at any time after the consummation of such Triggering Event, to the extent this Option is not exercised prior to such Triggering Event, to receive at the Option Price as adjusted to take into account the consummation of such Triggering Event, in lieu of the Common Stock issuable upon such exercise of this Option prior to such Triggering Event, the securities, cash and property to which such Optionholder would have been entitled upon the consummation of such Triggering Event if such Optionholder had exercised the rights represented by this Option immediately prior thereto (including the right of a shareholder to elect the type of consideration it will receive upon a Triggering Event), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 6, and the Option Price shall be adjusted to equal the product of (A) the closing price of the common stock of the continuing or surviving corporation as a result of such Triggering Event as of the date immediately preceding the date of the consummation of such Triggering Event multiplied by (B) the quotient of (i) the Option Price divided by (ii) the Fair Market Value per share of Common Stock as of the date immediately preceding the issuance date of this Option. Immediately upon the occurrence of a Triggering Event, the Company shall notify the Optionholder in writing of such Triggering Event and provide the calculations in determining the number of Option Shares issuable upon exercise of the new Option and the adjusted Option Price. Upon the Optionholder’s request, the continuing or surviving corporation as a result of such Triggering Event shall issue to the Optionholder a new Option of like tenor evidencing the right to purchase the adjusted number of Option Shares and the adjusted Option Price pursuant to the terms and provisions of this Section 6(b). For purposes of this Section 6(b), “Person” means any individual, corporation, partnership, joint venture, limited liability company, association or any other entity.

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7.                   No Employment or Other Rights. The grant of the Option shall not confer upon the Employee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Agreement. The right of the Company to terminate the Agreement at any time for any reason is specifically reserved, as provided in the Agreement.

8.                   No Shareholder Rights. Neither the Employee, nor any person entitled to exercise the Employee’s rights in the event of Employee’s death, shall have any of the rights and privileges of a shareholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

9.                   Assignment and Transfers. The rights and interests of the Employee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Employee, by will or by the laws of descent and distribution. In the event of any attempt by the Employee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Employee, and the Option and all rights hereunder shall thereupon become null and void.

10.               Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the conflicts of laws provisions thereof.

11.                Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer at the Company’s principal executive offices at 350 North Orleans Street, Suite 9000n, Chicago, IL 60654, and any notice to the Employee shall be addressed to Employee at ___________________________________________, or to such other address as the Employee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Employee has executed this Agreement, effective as of the Date of Grant.

EdgeMode	Employee

By:	Accepted:
Charles Faulkner, Chief Executive Officer	Name:

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